subscription Agreement

dated 26 November 2012

regarding

SurePure Investment Holding AG

Registration Number: CH 170.3.031.335-8

made by and between

RD Active Capital Limited

and

SurePure Investment Holding AG

Registration Number: CH 170.3.031.335-8

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Preamble

A.	The Company is organized in the form of a Swiss stock corporation (Aktiengesellschaft) having its registered office at Dammstrasse 19, CH 6301, Zug, Switzerland, Canton of Zug, Switzerland. As of the date of this Agreement, the Company has an issued statutory nominal share capital in the amount of CHF 349,506.31 (in words: three hundred and forty nine thousand and five hundred and six Swiss francs and thirty one cents), which is divided into 34,950,631 (in words: thirty-four million nine hundred fifty thousand six hundred thirty-one) common bearer shares with a nominal value of CHF 0.01 per share (such category of shares hereinafter referred to as Common Shares), each fully paid-in.

B.	The Company is a holding company of a group of companies active in the design, development, manufacture, marketing and distribution of proprietary systems for the purification and other treatment of certain liquids (the Business).

C.	The Purchaser is a private company formed under the laws of England and Wales having its registered address at 133 Putney Wharf, 18 Brewhouse Lane, Putney, London UK SW15 2JX.

D.	The Company has increased its share capital such that it is authorized to issue at least 3,000,000 (in words: three million) additional Common Shares at the Issue Price.

E.	The Parties wish to determine in this Agreement their respective rights and obligations in relation to the Purchaser’s investment in the Company and the subscription of new Common Shares by the Purchaser and any Other Purchasers that become parties to this Agreement.

Based on the foregoing, the Parties agree as follows:

1.	Definitions

For purposes of this Agreement (including the introductory paragraphs and the Appendices), capitalized terms not defined in the body of this Agreement shall have the meanings set forth in Annex 1.

2.	Current Equity Structure of the Company

2.1	Equity Structure of the Company

At the Annual General Meeting of the Company held on August 16, 2012, the Company Shareholders (a) approved an increase in the share capital of the Company in a maximum amount of CHF 180,000 (in words: one hundred eighty thousand) from CHF 268,222.15 (in words: two hundred sixty-eight thousand two hundred twenty-two and 15/100) up to a maximum of CHF 448,222.15 (in words: four hundred forty-eight thousand two hundred twenty-two and 15/100); (b) further approved the issuance of up to a maximum of 18,000,000 (in words: eighteen million) bearer shares at an issue price to be determined by the Board; and (c) authorized the Board to increase the share capital of the Company at any time until 20 June 2014 by a maximum amount of CHF 100,000 (in words: one hundred thousand) by issuing a maximum of 10,000,000 (in words; ten million) fully paid up bearer shares with a par value of CHF 0.01 each. As of the date of this Agreement, the Company has an issued statutory share capital in the nominal amount of CHF 367,006.31 (in words: three hundred sixty-seven six and 31/100), divided into 36,700,631 (in words: thirty-six million seven hundred thousand six hundred thirty-one) ordinary shares. The Company has no treasury shares.

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2.2	Shares Sold and to be Sold under the Subscription Agreement (Trinity)

The Company entered into the Subscription Agreement (Trinity), under which it has issued and sold 2,500,000 (in words: two million five hundred thousand) Common Shares to the investor named therein and, upon compliance by such investor with the terms and conditions of the subscription agreement, is obligated to issue an additional 2,500,000 (in words: two million five hundred thousand) Common Shares under the Subscription Agreement, plus the following shares upon the exercise by the investors of certain cumulative options to purchase additional shares as set forth therein as follows: (A) an option exercisable anytime during the period ending July 1, 2013 to purchase additional shares up to the number that equals 5% of the Company’s issued and outstanding shares on a fully-diluted basis on the date of exercise of such option; (B) a second option exercisable anytime during the period beginning July 2, 2013 and ending December 31, 2014 to purchase additional shares up to the number that equals 5% of the Company’s issued and outstanding shares on a fully-diluted basis on the date of exercise of such option; and (C) a third option exercisable anytime during the period beginning January 2, 2015 and ending December 31, 2016 to purchase additional shares up to the number that equals 5% of the Company’s issued and outstanding shares on a fully-diluted basis on the date of exercise of such option.

2.3	Equity Structure of Pubco

Pubco is a corporation organized under the laws of the State of Nevada, United States of America. The authorized capital of Pubco is 201,000,000 (in words: two hundred one million) shares of common stock, par value USD $0.001 per share, of which 32,452,000 (in words: thirty-two million four hundred fifty-two thousand) shares are issued or outstanding as of the date of this Agreement, and 1,000,000 (in words: one million) shares of preferred stock, par value USD $0.01 per share, of which no shares are issued or outstanding as of the date of this Agreement.

2.4	Share Exchange Agreement

On or about May 15, 2011, the Company and Pubco entered into an Agreement and Plan of Merger which was terminated in October 2011 and in place of such agreement the shareholders of the Company and Pubco entered into the Share Exchange Agreement, dated October 28, 2011 (the Share Exchange Agreement), under which the Company’s shareholders will, subject to the fulfillment of certain conditions set forth in the Share Exchange Agreement, exchange Common Shares held by them for Pubco Shares on a share-for-share basis. Pubco has no material assets and no material liabilities but is obligated to file annual, quarterly and other reports with the SEC. As a result of the Share Exchange and the other transactions contemplated by the Share Exchange Agreement, the Company will become a 100%-owned subsidiary of Pubco and the Purchaser and the Company Shareholders (including the investor named in the Subscription Agreement) will own all of the Pubco Shares issued in the Share Exchange (after giving effect to certain share cancellations required as a condition to the closing of the Share Exchange under the terms and conditions of the Share Exchange Agreement and before giving effect to any Pubco shares which Company Shareholders may have acquired prior to the Share Exchange).

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Any Subscription Shares acquired by the Purchaser or any Other Purchaser prior to the Share Exchange will be exchanged for Pubco Shares on the following terms:

(a)	Pubco will not have any other form of securities in issue other than a single class of common stock and a single series of preferred stock which shall not be preferred in liquidation or as to dividends to the common stock, but shall be convertible into shares of the common stock of Pubco on a basis equivalent to the holder’s share ownership in the Company immediately prior to the Share Exchange.

(b)	Pubco Shares currently are quoted on the OTCBB and will continue to be quoted on the OTCBB, or another comparable interdealer quotation system in the USA, as long as Pubco files with the SEC all reports required to be filed as a condition to continued eligibility for quotation.

(c)	To the extent that the Share Exchange occurs prior to any Closing, then the remainder of the shares to be acquired by the Purchaser under this Agreement at such Closing and any subsequent Closing shall be shares of the common stock of Pubco, substituted on a one-for-one basis and subscribed for at the Issue Price. Accordingly, the obligations of the Purchaser to subscribe for Common Shares shall then relate to shares of common stock of Pubco, and, as part of the Share Exchange, Pubco shall have assumed the obligations of the Company to issue new shares to the Purchaser and the Other Purchasers, with the effect that the Company shall no longer have any obligations whatsoever to issue new Common Shares.

If Pubco does not agree to amend the Share Exchange Agreement to permit the Company to comply with the requirements of this Agreement, the Company may enter into a share exchange agreement with another SEC-registered company, the shares of which are quoted on the OTCBB, on substantially the same terms and conditions as the Share Exchange Agreement, in which event such other company shall have the rights and obligations of Pubco under this Agreement and shall be substituted for Pubco.

3.	Subscription of Common shares

3.1	The Purchaser’s Undertaking to Subscribe for Subscription Shares

Subject to the terms and conditions of this Agreement, on the basis of the representations and warranties set forth on Annex 2 to this Agreement, the Purchaser hereby undertakes to subscribe for in the aggregate 300,000 Common Shares (the Subscription Shares) at the Issue Price, each to be subscribed for and taken up on or before the applicable Instalment Date as provided in Section 3.3.

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3.2	[Reserved]

3.3	Payments for Subscription Shares

On and with effect as of each Closing, the Purchaser shall pay in cash the Issue Price for the Subscription Shares from time to time, but not later than the Instalment Date for each Subscription Amount referenced below in this Section 3.3, up to the Aggregate Subscription Amount, to the Company’s regular account as notified by the Company to the Purchaser reasonably prior to the relevant Closing Date. The Subscription Shares to be subscribed for and purchased by the Purchaser are as follows:

(i)	$100,000.00 will be paid for 100,000 Common Shares on or before November 28, 2012;
(ii)	$100,000.00 will be paid for 100,000 Common Shares on or before December 21, 2012; and

(iii)	$100,000.00 will be paid for 100,000 Common Shares on or before January 31, 2013.

Time shall be of the essence in connection with the performance by the Purchaser of its obligations to purchase each Share Instalment at the Closing on or before each Instalment Date. All payments for the Subscription Shares shall be made according to the instructions sets forth in Annex 4 to this Agreement. If the Purchaser fails to comply with its obligations to purchase any Subscription Shares at a Closing on or before an Instalment Date as set forth above, the Company shall have the right to terminate and rescind as provided in Section 6 below, and the Company shall further retain all of its rights under this Agreement or otherwise against the Purchaser. The sale and issuance of the Subscription Shares to the Purchaser will be made by the Company or Pubco, as the case shall be, in reliance on the accuracy of the representations and warranties of the Purchaser set forth in Annex 3 to this Agreement. For the avoidance of doubt, the obligation of the Purchaser to subscribe for all 300,000 Subscription Shares shall be a single obligation under this Agreement.

3.4	Right to Purchase Additional Shares

Provided, that the Purchaser has purchased the Subscription Shares in compliance with Section 3.3, the Purchaser shall have the right (referred in this Agreement as the Additional Purchase Right), exercisable from time to time prior to or on the Termination Date, to purchase from the Company for resale to the Other Purchasers, or to place with the Other Purchasers on the Company’s behalf, up to 2,700,000 (in words: two million seven hundred thousand) additional Common Shares from the Company (if the Share Exchange has not occurred by the Closing Date) or from Pubco (if Share Exchange has occurred by the Closing Date), in either case at the Issue Price. The Company shall not have any obligation to sell any shares to the extent that the Additional Purchase Right has been exercised after the Termination Date. The Additional Purchase Right shall be exercisable on such other terms and conditions set forth in this Section 3.4 at any time or from time to time prior to the Termination Date.

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To exercise the Additional Purchase Right, the Purchaser shall send to the Company (a) a written notice (the Additional Purchase Right Exercise Notice) (if prior to or on the date of the closing of the Share Exchange) or to Pubco (if after the closing of the Share Exchange) which states: (i) the name, address, telephone and telefax numbers, email address, company registration number or other similar identifying data of the Other Purchaser that will purchase the shares, together with the complete identity of the proposed individual ultimate beneficial owners of the shares, (ii) the number of Common Shares or the number of Pubco Shares to be purchased by each proposed Other Purchaser and (iii) the date on which the closing of the purchase and sale of the Common Shares to be purchased by the Other Purchasers will occur, which date will not be more than three (3) business days after the date of the notice and not later than the Termination Date ,and (b) the Agreement of Joinder in the form of Annex 5 to this Agreement executed by each Other Purchaser. The Company or Pubco, as the case shall be, shall have the right to object to any proposed Other Purchaser on the grounds that the Company or Pubco does not believe that any such proposed Other Purchaser is suitable as an investor or that the information provided in the Additional Purchase Right Exercise Notice is incomplete (provided. that the Company shall exercise its right of rejection reasonably) and if such objection is made, the Company or Pubco shall send a written notice stating the grounds for objection within two (2) business days after its receipt of the Additional Purchase Right Exercise Notice. If the Purchaser corrects the deficiencies noted by the Company or Pubco prior to end of the Additional Purchase Right Exercise Period to the satisfaction of the Company or Pubco, then the closing of the of the purchase and sale of the shares shall occur within three (3) business days after the date on which the deficiencies have been corrected. For each sale of shares as to which the Company or Pubco has not objected or, if objection was made, the deficiencies were completed to satisfaction, the Company or Pubco, as the case shall be, will execute the Agreement of Joinder submitted with the Additional Purchase Right Exercise Notice and deliver the fully executed counterpart to each Other Purchaser named in the Additional Purchase Right Exercise Notice at the closing of the purchase and sale of the shares. If any Other Purchaser fails to purchase and pay for any shares, neither the Company nor Pubco shall have any obligation to sell any shares whatsoever to such Other Purchaser under this Agreement in connection with the exercise of the Additional Purchase Right.

The sale and issuance of shares to the Other Purchasers under this Section 3.4 will be made in reliance on the accuracy of the representations and warranties of the Purchaser and the Other Purchasers set forth in Annex 3 to this Agreement. All payments for the shares to be purchased upon the exercise of the Additional Purchase Right shall be made according to the instructions sets forth in Annex 4 to this Agreement or as otherwise instructed in writing by Pubco.

If this Agreement is terminated or rescinded pursuant to Section 6 prior to the Termination Date, then notwithstanding such termination or rescission, the Company or Pubco shall be obligated to complete the issuance of any shares to be sold to any Other Purchaser who was named in an Additional Purchase Right Exercise Notice delivered to the Company or Pubco prior to the date of such termination or rescission to the extent of the shares referenced in such Additional Purchase Right Exercise Notice, but not as to any other shares.

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4.	Conduct of Business

The Company shall until completion of the transactions contemplated hereby, operate its business in the ordinary course in accordance with past practice, except as explicitly provided by this Agreement or with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

5.	CLOSINGS

5.1	Place and Date of Closings

Each Closing shall take place on the respective Instalment Date specified above in Section 3.3, or on such other date or dates as the Company and the Purchaser shall agree, and shall take place at the offices of the Company.

5.2	Conditions Precedent to the First of the Closings

(a)	The Company shall have obtained the approval of any regulators whose approval would be required by law to this transaction.

(b)	The Purchaser shall have obtained the approval of any regulators whose approval would be required by law to this transaction.

5.3	Conditions Precedent to Each Closing

Each Closing shall be subject to the fulfilment (or waiver by the Purchaser) of the execution and delivery of all documents to be exchanged at Closing in accordance with Section 5.4 below. Each Closing that occurs after the Share Exchange shall also be subject to the prior fulfilment (or waiver by the Purchaser) of the execution and delivery of a document by Pubco under which Pubco has agreed to assume all of the obligations of the Company under this Agreement.

5.4	Closing Actions

5.4.1	At each Closing (if and only if such Closing occurs prior to or at the same time as the Share Exchange), the relevant Party shall deliver the following documents, duly executed and in form and substance reasonably satisfactory to the Company and the Purchaser:

(a)	a confirmatory resolution of the Board, to be taken in the presence of a Swiss notary public, whereby the Board ascertains that (i) the relevant number of Subscription Shares has been duly subscribed for, (ii) the committed cash contributions correspond to the aggregate Subscription Amount, and (iii) the contributions have been made in accordance with the law, the Articles of Association and the applicable resolutions of the general meeting and the board of directors; and

(b)	an application to the Register of Commerce of the Canton of Zug (the Application), duly signed by the Board of the Company.

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5.4.2	At each Closing (if and only if such Closing occurs after the Share Exchange), the relevant Party shall deliver the following documents, duly executed and in form and substance reasonably satisfactory to the Company and the Purchaser:

(c)	evidence that the Company has assigned its rights and obligations under this Agreement to Pubco and that Pubco has assumed the obligations of the Company under this Agreement.

(a)	evidence that Pubco has delivered irrevocable instructions to its stock transfer agent to issue to the Purchaser share certificates representing the Subscription Shares that were issued at such Closing; and

(b)	a certificate of the Secretary or Assistant Secretary of Pubco certifying as to the due authorization and issuance of such Subscription Shares and the resolutions of the Board taken with respect thereto.

5.4.3	In addition to the above (Sections 5.4.1 and 5.4.2), the Company and the Purchaser undertake to execute or perform such other documents, instruments, certificates or acts as may be reasonably requested by the Purchaser and/or the Company or Pubco in order to complete, perfect and consummate the transactions contemplated by this Agreement, including, but not limited to, the increase of the share capital of the Company and the issuance of the respective number of Common Shares to the Purchaser as set forth in this Agreement.

6.	Termination and Rescission

If (a) the Company has satisfied all conditions precedent to the obligations of the Purchaser with respect to the purchase and sale of any Subscription Shares and the Purchaser has failed to pay the Subscription Price for such Subscription Shares, or (b) the Purchaser has not purchased all of the Subscription Shares by the last of the Instalment Dates, then the Company shall have the right (but not the obligation) to terminate and rescind this Agreement and any documents, instruments or deeds executed by the Purchaser with immediate effect by written notice to the Purchaser. Any such termination and rescission shall be subject to the provisions of the final sentence of Section 3.4 and Section 7.

In case notice of termination and rescission is made in accordance with the preceding paragraph each of the Parties acknowledges and agrees that this Agreement (subject to Section 8.7 below) shall be deemed terminated and shall be without any further effect, it being understood that any such termination shall not have any effect whatsoever on subscriptions for Subscription Shares that have already been registered in the commercial register. Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that the right of termination and rescission pursuant to this Section 6 shall be without prejudice to any other rights or remedies that the respective Purchaser(s) may have under this Agreement or under applicable laws.

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7.	RESTRICTionS ON SALES OF SHARES; REGISTRATION OF RESALES OF SHARES

Under the rules and regulations of the SEC, the Pubco Shares are “restricted securities” and, unless the resale of the Pubco Shares has been registered with the SEC under the Securities Act, Pubco Shares may not be resold in any transaction which involves (i) any “U.S. Person” (as defined by the rules of the SEC) or (ii) any means of commerce connected to the USA. Therefore, until the Restrictions Lapse Date, neither the Purchaser nor any Other Purchaser shall sell, assign or transfer any Pubco Shares (i) without the prior written consent of the Company or (ii) in a transaction which has been notified to the Company and does not involve any “U.S. Person” (as defined by the rules of the SEC) or any means of commerce connected to the USA. No Pubco Shares shall be pledged, assigned by way of security or otherwise used as security and shall remain free and clear of any liens, encumbrances, charges or any other third party rights.

In light of the foregoing restrictions, as soon as practicable after the Share Exchange has occurred and with Pubco’s best efforts to effect such filing prior to January 11, 2013, Pubco will file with the SEC a registration statement (the Registration Statement) that seeks to register the resale of 100% of the Pubco Shares then owned by the Purchaser and the Other Purchasers at the time of filing the Registration Statement or any amendment thereto (together with such other Pubco Shares as the Board may determine). To the extent that the Purchaser purchases Subscription Shares and the Purchaser and the Other Purchasers exercise the Additional Purchase Right to purchase additional shares after the date on which Pubco has filed the Registration Statement with the SEC, the Company will use its best efforts to amend the Registration Statement as filed, consistent with the rules and regulations of the SEC, to include the Subscription Shares and other shares so purchased. If Pubco is not able to so amend the Registration Statement, then as soon as practicable after the initial Registration Statement has been declared effective, Pubco will file another registration statement with the SEC to register the resale of any shares of the Purchaser and the Other Purchasers that were not included in the initial Registration Statement as declared effective.

Pubco will use commercially reasonable efforts to cause the SEC to declare the Registration Statement effective reasonably promptly and will maintain the effectiveness of the Registration Statement for a period of three (3) years or until all of the Common Shares registered in the Registration Statement have been sold, if sooner. The Purchaser and the Other Purchasers will cooperate fully with Pubco in the discharge of its obligations under this Section and will provide all information and enter into such further agreements as may be required to have the Registration Statement declared effective, including agreements to reduce the number of shares to be included in the Registration Statement to an amount which Pubco believes in good faith will allow the SEC to conclude that the offering is a secondary (i.e., resale) offering and not a primary offering.

8.	BOARD REPRESENTATION

8.1.1	At such time as the Purchaser and the Other Purchasers Investor shall have completed and paid for 3,000,000 (in words: three million) shares under this Agreement and until such time as the total number of shares held by the Purchaser and the Other Purchasers is less than 1,500,000 of such shares, the Purchaser shall have the right to nominate one person to the Board of Pubco. Within 10 Business Days after receipt of such nomination, subject to Section 8.1.2, unless the Board determines in the exercise of its reasonable judgment that the Purchaser’s nominee is not reasonably acceptable, the Board will increase itself by one member and will fill the vacancy created thereby with the Purchaser’s nominee.

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8.1.2	Pubco and the Purchaser will agree on procedures under which the Purchaser will identify its nominee and provide Pubco with all information regarding such nominee as Pubco may request at such times and within such deadlines as Pubco may reasonably establish. In each case, the Purchaser’s right to nomination for the Board of Pubco shall be subject to the Purchaser’s compliance with all applicable rules and regulations of the SEC and Pubco’s state of incorporation.

9.	Miscellaneous

9.1	Confidentiality

The existence as well as the terms and conditions of this Agreement, and any information exchanged between the Parties and/or the Company (including their respective representatives or advisors) during the due diligence and the negotiation of the definitive agreements for the Capital Round and/or pertaining to the business and the operation of the Company (all such information collectively referred to herein as Confidential Information) shall be kept strictly confidential by each Party hereto as well as the Company. The Parties and the Company shall neither use in any form nor disclose to any third party any Confidential Information unless explicitly authorized by this Agreement. The Parties and the Company shall ensure that their employees, directors and any other representatives as well as the advisors of each Party and the Company to whom any such Confidential Information is entrusted comply with these restrictions.

Without limiting the generality of the foregoing, the term Confidential Information shall include in particular:

(a)	any information regarding this Agreement, the investments made or to be made by the Purchaser in the Company and the commercial terms and conditions of the investments; and

(b)	any trade secrets, financial or confidential information of the Company or any of the Purchaser.

The term Confidential Information shall not include any information: (i) which as of the time of its disclosure by a Party or the Company was already lawfully in the possession of the receiving Party or the Company as evidenced by written records, or (ii) which at the time of the disclosure was in the public domain, or (iii) the disclosure of which was previously explicitly authorized by the respective Party or the Company.

The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the disclosing Party and/or Company shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.

Each Party may use any Confidential Information in accordance with this Agreement; provided, that, subject to the terms and conditions hereof, each Party acknowledges and agrees that any Confidential Information made available to it (including to any representative or advisor of such Party) by the Company or any other Party (including their representatives or advisors) hereunder shall not be used by such Party other than (i) as permitted under this Agreement; (ii) for the benefit of the Company; or (iii) for the respective Party's assessment of the Company, and shall not be exploited by or for the benefit of such Party or any of its Affiliates or third party.

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It is further acknowledged and agreed that the Purchaser may report regularly to its investors and/or any of its Affiliates regarding all information pertaining to the Company and the equity investment made or to be made in the Company in accordance with its reporting obligations under its fund investment documents or to the extent required for legal, tax, audit or regulatory purposes.

Within sixty (60) calendar days of the first Closing, the Company may issue an announcement (in a form approved in advance in writing by the Board and the Purchaser) confirming the investment by the Purchaser in the Company under this Agreement; provided, that such announcement shall neither disclose the specific terms on which the Purchaser has invested in the Company nor the amounts invested without the prior written approval of the Purchaser.

No other announcement or press releases regarding the matters contemplated by this Agreement shall be made by the Company without the prior written consent of the Board and the Purchaser (such consent of the Purchaser to be given entirely at its discretion).

Nothing herein shall restrict the Company from granting third parties customary due diligence access for purposes of financial, commercial, strategic or similar transactions based on appropriate non-disclosure and non-use agreements.

9.2	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns; provided, that no Party shall be entitled to assign or transfer any of the rights or obligations hereunder, including any of the Additional Purchase Rights, to any other party except with the prior written consent of the Company. Notwithstanding the foregoing, the Company Shareholders shall cause the Company to assign its rights under this Agreement to Pubco and, as a condition to the exchange of shares under the Share Exchange Agreement, shall require Pubco to assume the obligations of the Company under this Agreement, including all obligations to issue shares to the Purchaser and the Other Purchasers. The Purchaser and each Other Purchaser (i) hereby consent to such assignment and assumption of rights and obligations under this Agreement, (ii) from and after the Closing Date will purchase Pubco Shares in lieu of Common Shares and (iii) will perform its obligations under this Agreement when assigned to and assumed by Pubco as fully as required to be performed hereunder with the Company.

9.3	Costs and Expenses, Taxes

Subject to the immediately following paragraph, it is agreed that each Party shall bear its own costs and expenses arising out of or incurred, and any taxes imposed on it, in connection with this Agreement and all transactions contemplated hereby.

The Company shall bear all Swiss issuance and stamp taxes arising out of the transactions contemplated by this Agreement prior to or at the time of the Share Exchange. Pubco shall bear all issuance and stamp taxes arising out of the transactions contemplated by this Agreement after the Share Exchange.

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9.4	Notices

All notices and other communications made or to be made under this Agreement shall be effective upon receipt and shall be given in writing by telefax or courier to the addressees listed below:

If to the Purchaser:	133 Putney Wharf
18 Brewhouse Lane
Putney
London England SW15 2JX
Telefax:

If to the Company:	Dammstrasse 19
CH-6301, Zug
Switzerland
Attn. Chairman of the Board
Telefax:

With a copy to:
Barton LLP
420 Lexington Avenue
New York, NY 10170
United States of America
Attention: William A. Newman, Esq.
Telefax: +1.212.687.3667

Each Party may change or amend the addresses given above or designate additional addresses for the purposes of this Section 9.4 by giving the other Parties written notice of the new address in the manner set forth in this Section 9.4.

9.5	Entire Agreement

This Agreement (including its Annexes) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any agreement or understanding that may have been concluded with respect to the subject matter hereof between any of the Parties prior to the date of this Agreement.

9.6	Severability

If at any time any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties' original intention and shall to the extent possible achieve the same economic result.

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9.7	Survival

Notwithstanding any termination and rescission of this Agreement and any documents, instruments or deeds executed by the Purchaser, it is acknowledged and agreed that Sections 3.3, 7 and 8 shall survive any such termination and rescission and continue to be effective as if no such termination and rescission had occurred.

9.8	Amendments

This Agreement (including this Section 9.8) may be amended only in writing by an instrument signed by all Parties.

9.9	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

9.10	Governing Law and Jurisdiction

This Agreement shall in all respects be governed by and construed in accordance with Swiss law.

Any dispute, controversy or claim arising out of or in connection with this Agreement, including its conclusion, validity, binding effect, amendment, breach, termination or rescission, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be Zurich and the arbitral proceedings shall be conducted in English.

9.11	Appointment of Representative

For purposes of the Share Exchange Agreement and the transactions contemplated by the Share Exchange Agreement, so long as the terms and conditions of the Share Exchange Agreement shall be consistent in the Section 2.4 above, the Purchaser and each Other Purchaser hereby irrevocably appoints Stephen Robinson of Dammstrasse 19, CH-6301 Zug, Switzerland as its representative in connection with the contemplated exchange of shares of the Company with Pubco, as shall be approved by the Board, with the following powers to act on behalf of and as agent and attorney-in-fact for the Purchaser and such Other Purchaser to perform the following actions:

1)	to give and receive notices and communications in connection with the Share Exchange Agreement;

2)	to authorize delivery to Pubco of shares of the Company and to authorize distribution to the shareholders of the Company of share certificates representing Pubco Shares;

3)	to agree to, negotiate and enter into waivers, modifications, extensions and amendments of the Share Exchange Agreement;

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4)	to agree, negotiate and enter into to settlements and compromises of any claims or demands arising out of or in connection with the exchange or the Share Exchange Agreement;

5)	to take any and all actions and make any decisions required or permitted to be taken by the representative under the Share Exchange Agreement in accordance with its respective terms; and

6)	to take all actions necessary or appropriate in the judgment of the representative for the accomplishment of any or all of the foregoing.

The Purchaser and each Other Purchaser hereby (i) confirms and acknowledges that it is the record and beneficial owner of and has the sole right to vote and execute this Appointment with respect to the shares of the Company that the Purchaser or such Other Purchaser has subscribed for under this Agreement and (ii) confirms and acknowledges that it has full power and authority to execute this Appointment.

The appointment contained in this Section shall be irrevocable during the term of the Share Exchange Agreement and shall terminate immediately upon the termination of the Share Exchange Agreement, if such termination shall occur.

The Purchaser and each Other Purchaser hereby acknowledge and agree that, as a result of its signing this Appointment, the Purchaser and all Other Purchasers will be bound by all of the terms and provisions of each agreement pertaining to the Share Exchange.

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IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above.

SUREPURE INVESTMENT HOLDING AG		RD ACTIVE CAPITAL LIMITED

By	/s/ Stephen Robinson	By	/s/Tim Dearden
	Stephen Robinson		Tim Dearden
	Director		Director and Partner

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Annex 1

Definitions

The following terms shall have the meaning assigned to them hereunder, namely:

A.	“Board” means the board of directors of the Company or, after the Share Exchange, the board of directors of Pubco.

B.	“Closing” means the completion of the purchase and sale of any of the Subscription Shares.

C.	“Closing Date” means each date stated in Section 3.3 above on which the Purchaser is to purchase any ordinary shares of the Company;

D.	“Company” means SurePure Investment Holding AG, registration number: (CH-170.3.031.335), a company formed under the laws of and registered in Switzerland.

E.	“Company Shareholder” means each stockholder of the Company as of the relevant time.

F.	“Instalment Date” means each of the three dates referenced in Section 3.3, as applicable.

G.	“Issue Price” means $1.00 (in words: one U.S. dollar) per share.

H.	“Other Purchaser” means any person who becomes a purchaser of Common Shares or Pubco Shares under this Agreement by signing an Agreement of Joinder substantially in the form of Annex 5 to this Agreement.

I.	“Purchaser” means RD Active Capital Limited, a private company existing under the laws of England and Wales.

J.	“OTCBB” means the Over-the-Counter Bulletin Board, an interdealer quotation system, or any successor system.

K.	“Parties” means the Company, the Purchaser and the Other Purchasers.

L.	“Pubco” means SurePure Inc, a corporation formed under the laws of the State of Nevada, USA or such other corporation as may be substituted under the terms of this Agreement.

M.	“Pubco Shares” means the shares of the common stock of Pubco, par value $0.001 per share, to be issued (a) to the Purchaser, the Other Purchasers and the Company Shareholders in exchange for their ordinary shares of the Company under the Share Exchange Agreement or (b) to the Purchaser and the Other Purchasers under this Agreement from and after Pubco’s assumption of this Agreement.

N.	“Related Companies” means SurePure Operations AG, SurePure Participations AG, SPHSA and SurePure Marketing South Africa Ltd.

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O.	“Regulation S” means Regulation S promulgated under the Securities Act.

P.	“Restrictions Lapse Date” means the earliest date on the shares purchased and sold under this Agreement may be resold in compliance with Rule 144 promulgated under the Securities Act (assuming that all conditions in addition to the holding period have been satisfied). For shares that are purchased from the Company, the Restrictions Lapse Date is one year and four days after completion of the Share Exchange; for shares that are purchased from Pubco, the Restrictions Lapse Date is six months after the Applicable Closing Date.

Q.	“SEC” means the U.S. Securities and Exchange Commission.

R.	“Securities Act” means the U.S. Securities Act of 1933, as amended.

S.	“Share Exchange” means the share exchange transaction to occur under the Share Exchange Agreement.

T.	“Share Exchange Agreement” means the agreement referred to in Section 2.4 of the Agreement.

U.	“Share Instalment” means each of the transactions under which the Purchaser is to purchase Subscription Shares and the Company is to issue Subscription Shares, all as provided in Section 3.3 of the Agreement.

V.	“SPHSA” means SurePure Holdings South Africa (Pty) Ltd, a company incorporated under the laws of South Africa Company Registration Number 2005/072411/07.

W.	“SPOAG” means SurePure Operations AG.

X.	“Subscription Agreement (Trinity)” means the Subscription Agreement, dated July 23, 2012, among the Company, XOptics Ltd., a British Virgin Islands company, and the investor named therein.

Y.	“Subscription Shares” means the Common Share or Pubco Shares for which the Purchaser has subscribed under Section 3.3.

Z.	“Termination Date” means March 31, 2013.

AA.	“USA” means the United States of America.

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Annex 2

Representations and Warranties of the Company

In order to induce the Purchaser and the Other Purchaser to enter into this Subscription Agreement, the Company makes the following representations and warranties as of the date of this Agreement; provided, that any and all representations and warranties made with respect to Pubco are made to the best of the Company’s knowledge based solely on the information disclosed by Pubco in its reports filed with the SEC and without any independent duty of inquiry by the Company:

(a)	The Company has been duly authorized by the Board and has full legal authority to enter into this Agreement, and this Agreement is legally binding upon and enforceable against the Company in accordance with its terms. By entering this Agreement neither the Company nor any of the Related Companies will violate any contract or agreement to which it is subject.

(b)	The current group structure of the Company is attached as Exhibit “A” to this Annex 2. The proposed group structure of Pubco, the Company and the Related Companies post the Share Exchange is attached as Exhibit “B” to this Annex 2.

(c)	The Company holds (either directly or via the Related Companies) various patents in various jurisdictions (including but not limited to the USA and UK) which relate to a process whereby liquids may be purified through the use of ultra violet light within a particular subspectrum. A list of current patents owned by the Company and its related entities (the Patents) is attached as Exhibit “C” to this Annex 2.

(d)	All of the Patents are currently owned by SPOAG, except for the counterpart of the Patents that was issued by South Africa, which is owned by SPHSA. The Company will use its best efforts to procure that SPHSA becomes a 100% owned indirect subsidiary of the Company within the next 12 months and that at such date the patents held by SPHSA will continue to be held by SPHSA free from any encumbrance or claims whatsoever and no intellectual property whatsoever with respect to such patents (including but not limited to trade secrets, know how, specifications, registered patents, copyright or otherwise) will have been given to any other person anywhere in the world other than underwritten license or similar agreements entered into by the Company, any subsidiary or SPHSA in the ordinary course of business.

(e)	To the best knowledge of the Company the patented procedures contained in the Patents were patentable when such Patents were issued. To the best knowledge or the Company there is no fact that would lead them to believe that the patented procedures contained in the Patents are defective or incapable of producing the result for which they have been designed, namely, inter alia, the purification of liquids through the use of ultra violet light.

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(f)	To the best knowledge of the Company, there currently are no challenges or objections to any of the Patents anywhere in the world. The Company knows of no reason why the Patents would not be legally enforceable according to their terms. The Company has no knowledge of any person that is asserting any right or claim or encumbrance over or against the Patents.

(g)	The financial statements of the Company as of June 30, 2012 and for the six months then ended are attached as Exhibit “D” to this Annex 2. The Company has prepared such statements in accordance with generally accepted accounting principles as in effect in the USA, and there have been no material adverse changes in the consolidated financial condition of the Company since the date of such statements.

(h)	Except as described in the notes included in Exhibit “D” to this Annex 2 or in the Exception Schedule attached as Exhibit “E” to this Annex 2, the Company, Pubco, SPHSA and any of their subsidiaries or holding companies are not party to any litigation, arbitration, mediation or other dispute resolution proceedings or criminal proceedings anywhere in the world.

(i)	The Company, Pubco, SPHSA and their subsidiaries and holding companies are not subject to any bankruptcy, administration, liquidation, winding up, business rescue or other similar proceedings brought against any of them.

(j)	None of the Company, SPHSA, Pubco and their subsidiaries, holding companies and directors are subject to any decrees or rulings from any governmental authorities (including but not limited to the SEC), tax authorities and other governmental bodies in whatsoever jurisdiction that they do business, are incorporated or otherwise currently conduct any activities. The businesses of the Company, SPHSA, Pubco and their subsidiaries comply in all material respects with all laws and regulations and no criminal charges, criminal convictions, investigations, penalties, assessments or censures are in existence or reasonably anticipated against the Company SPHSA, Pubco and their subsidiaries, holding companies and directors by any of the aforesaid regulators, authorities or bodies.

(k)	Except as disclosed in Exhibit ‘D” or Exhibit “E” to this Annex 2, the Company, Pubco, SPHSA and their subsidiaries and holding companies have filed all tax returns required to be filed with any tax authority anywhere in the world, after giving effect to all extensions, and there is no tax liability that currently is outstanding. There are no outstanding tax assessments or investigations with respect to their tax affairs.

(l)	The terms governing the preferred shares that may be issued in Pubco at the closing of the Share Exchange are as set out in Exhibit “F” to this Annex 2.

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(m)	Since January 1, 2011, Pubco has made all filings with the SEC required to be made under applicable laws and regulations.

(n)	The information regarding the Company and the Related Companies that the Company has disclosed to the Purchaser in writing has been complete and correct in all material respects, and the disclosures made by the Company to the Purchaser in writing relating to the Company and the Related Companies and their respective businesses do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made.

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Annex 3

Representations and Warranties of the Purchaser and the Other Purchasers

Each of the Purchaser and the Other Purchasers (each being referred to in this Annex as a Purchaser ) further represents or acknowledges the following:

1.	Knowledge of Investment and its Risks. Each Purchaser has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser’s investment in the Common Shares and the Pubco Shares (the Acquired Shares). Purchaser understands that an investment in the Acquired Shares represents a high degree of risk and there is no assurance that the business or operations will be successful. Purchaser has considered carefully the risks attendant to an investment in the Company and Pubco, and that, as a consequence of such risks, Purchaser could lose its entire investment in the Acquired Shares.

2.	Investment Intent. Purchaser hereby represents and warrants that (i) it is acquiring the Acquired Shares for investment purposes only and for its own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Acquired Shares, and Purchaser has no present intention of selling, granting any participation in or otherwise distributing any of the Acquired Shares within the meaning of the Securities Act, except that the right to dispose of any of the Acquired Shares shall remain within the discretion of each Purchaser; and (ii) Purchaser does not have any contracts, understandings, agreements or arrangements with any person and/or entity to sell, transfer or grant participations to such person and/or entity, with respect to any of the Acquired Shares.

3.	Disclosure. Purchaser has reviewed information provided by the Company in connection with the decision to purchase the Acquired Shares, and has reviewed Pubco’s publicly-available filings with the SEC. The Company has provided or made available to Purchaser all the information that Purchaser has requested in connection with the decision to purchase the Acquired Shares. Purchaser further represents that Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and Pubco. Purchaser ackowledges that the Company has made no representations or warranties whatsoever with respect to the trading value or range of its shares in any market or quotation system and trading prices of the shares will likely fluctuate and may never achieve their full value in the view of the Purchaser.

4.	No Registration. Purchaser understands that it must bear the economic risk of its investment in the Company and Pubco for an indefinite period of time. Purchaser further understands that (i) neither the offering nor the sale of the Acquired Shares has been registered under the Securities Act or any applicable securities laws of other applicable jurisdictions in reliance upon exemptions from the registration requirements of such laws, (ii) the Acquired Shares must be held by Purchaser indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act, or an exemption from such registration requirements is available, (iii) except to the extent set forth in the Subscription Agreement to which this Annex is attached, Pubco is not under any obligation to register any of the Acquired Shares on Purchaser’s behalf or to assist Purchaser in complying with any exemption from registration, and (iv) Pubco will rely upon the representations and warranties made by Purchaser in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act or the securities laws of other applicable jurisdictions.

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5.	Transfer Restrictions. Except for the Share Exchange, Purchaser will not sell, assign or transfer any of the Acquired Shares unless such transfer is exempt from registration under the Securities Act and the securities laws of other applicable jurisdictions, and, if requested, Purchaser has furnished an opinion of counsel satisfactory to Pubco that such transfer is so exempt. Each Purchaser understands that certificates or other evidence of the Acquired Shares shall bear a legend substantially similar to the following:

a.	“THIS CERTIFICATE HAS NOT BEEN AND MAY NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE REGULATION S UNDER THE SECURITIES ACT.”

Purchaser further understands and agrees neither the Company nor Pubco shall have any obligation to honor transfers of any of the Acquired Shares in violation of such transfer restrictions, and the Company and Pubco may instruct any transfer agent to refuse to honor such transfers.

6.	Non-U.S. Person. No Purchaser is a “U.S. Person,” as defined in Rule 902(k) of Regulation S. The Purchaser is not acquiring the Acquired Shares for the benefit of any U.S. Person. The Purchaser will be the sole beneficial owner of Stock and the Purchaser has not pre-arranged any sale with respect to any of the foregoing to any persons in the United States. For purposes of this representation, a “U.S. person” shall include, without limitation, any natural person resident in the United States, any partnership or corporation organized or non-U.S. banks or insurance companies, any estate of which executor or person (with certain exceptions) and any agency or bank of a foreign entity located in the United States, but does not include a natural person not resident in the United States; and the “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

7.	Outside the United States. Each Purchaser is outside the United States as of the date of the execution and delivery of this Agreement and will be outside the United States at the time of the closing of the purchase and sale of any Acquired Shares; provided, that delivery of the Acquired Shares may be effected within the United States through the Purchaser’s agent as long as the Purchaser is outside the United States at the time of any such delivery.

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8.	Limitation on Resale and Transferability. Each Purchaser understands that the Acquired Shares being acquired cannot be offered for sale, sold, or otherwise transferred unless (i) in accordance with the provisions of Regulation S, (ii) pursuant to registration under the Securities Act or (iii) pursuant to an available exemption from registration under the Securities Act. No Purchaser has engaged in any “Directed Selling Efforts” (as defined in Regulation S) and has any present intention to sell or otherwise transfer the Acquired Shares except in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, pursuant to an available exemption from registration under the Securities Act or upon compliance with the registration requirements of the Securities Act. The Purchaser understands that under Rule 903 of Regulation S, Pubco is required to refuse to register the transfer of any the Acquired Shares that is not made pursuant to a registration statement under the Securities Act, in compliance with Regulation S or otherwise pursuant to an available exemption from registration.

9.	Compliance with Laws. The purchase of the Acquired Shares under this Agreement is not part of a plan or scheme to evade the registration provisions of the Securities Act.
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Annex 4

SurePure Investment Holding AG Bank Account

Payee Name: Surepure Investment Holding AG

Payee Remit To Address: Dammstrasse 19, 6300/Zug, Switzerland

Payee City: Zug

Payee State: Zug

Payee Zip Code: 6300

Payee Country: Switzerland

Payee Bank Name: UBS AG, 9201 Gossau/Switzerland

Payee Bank Routing Number: N/A

Payee Bank Account Number: 0254-689639.61E

Payee SWIFT code number: UBSWCHZH80A

Payee IBAN code number: CH320025425468963961 E

Payee currency: USD

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Annex 5

AGREEMENT OF JOINDER

This AGREEMENT OF JOINDER (this Joinder) is made as of ____________, 201_, by and among SurePure Investment Holding AG, a Swiss corporation [or, if the Share Exchange has occurred, SurePure, Inc., a Nevada corporation] (SPI), and ________________ (the Purchaser).

RECITALS

WHEREAS, SPI has entered into the Subscription Agreement, dated ___ November 2012 (the Subscription Agreement), with RD Active Capital Limited, under which SPI has agreed to sell certain of its Common Shares to RDA and other purchasers secured by RDA in accordance with the terms and conditions of the agreement;

WHEREAS, the Purchaser desires to purchase shares directly from SPI under the Subscription Agreement and to become an “Other Purchaser” as provided in the Subscription Agreement by tendering this Joinder.

NOW THEREFORE, in consideration of the mutual promises contained herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            Incorporation of Recitals. Each and every recital set forth above is expressly incorporated into the terms of this Joinder.

2.            Joinder of Other Purchaser. The Purchaser agrees that it shall become a party to the Subscription Agreement as an “Other Purchaser” and is fully bound by, and subject to, all of the covenants, obligations, liabilities, terms and conditions of the Subscription Agreement as though an original party thereto.

3.            Miscellaneous.

(a)      Definitions. Capitalized terms used but not herein defined shall have their meanings set forth in the Subscription Agreement.

(b)      Governing Law. This Joinder shall be governed by and construed in accordance with Swiss law.

(c)      Successors and Assigns. This Joinder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d)      Counterparts. This Joinder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Joinder by facsimile shall be equally as effective as delivery of a mutually executed counterpart of this agreement, but the failure to deliver a manually executed counterpart (in addition to a counterpart delivered by facsimile) shall not affect the validity, enforceability, or binding affect of this Joinder.

(e)      Entire Agreement. This Joinder contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and all contemporaneous oral agreements relating to such matters.

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(f)      Third-Party Beneficiaries. This Joinder is made solely for the benefit of the parties hereto and their successors and permitted assigns, and no other person shall have or be entitled to enforce any rights, benefits or obligations under this agreement.

IN WITNESS WHEREOF, the parties have executed this Joinder Agreement as of the day and year first written above.

SUREPURE INVESTMENT HOLDING AG

By:
Title:

or

SUREPURE, INC.

By:
Title:

[purchaser]

By:
Title:

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